Exhibit 14.1

BRIDGEPOINT EDUCATION, INC.
AMENDED AND RESTATED

CODE OF ETHICS

Amended and Restated November 24, 2009

Introduction

This Code of Ethics (the “Code”) sets forth policies of Bridgepoint Education, Inc., a Delaware corporation (the “Company”) with respect to the way we conduct ourselves individually and operate our business.  The provisions of the Code are designed to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.  All employees, officers and directors of the Company must comply with the provisions of the Code.  References to employees contained in the Code should be understood as referring to officers and non-employee directors as well.

It is the Company’s intention that the Code be our written code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002, and that it comply with the standards set forth in Securities and Exchange Commission Regulation S-K Item 406, as well as Section 303A.10 of the New York Stock Exchange Listed Company Manual.

In the course of performing our various roles in the Company, each of us will encounter ethical questions in different forms and under a variety of circumstances.  Moments of ethical uncertainty may arise in our dealings with fellow employees, with customers, or with other parties such as government entities or members of our community.  Our employees should never be content with simply obeying the letter of the law, but must also strive to comport themselves in an honest and ethical manner.  The Code provides rules and procedures to help our employees, officers and directors recognize and respond to situations that present ethical issues.

The reputation of the Company is our greatest asset and its value relies on the character of its employees.  In order to protect this asset, the Company will not tolerate unethical behavior.  Those who violate the standards in the Code will be subject to disciplinary action.  If you are concerned about taking an action that may violate the Code or are aware of a violation by another employee, an officer or a director, follow the guidelines set forth in Sections 10 and 11 of the Code.

1.             Compliance with Laws, Rules and Regulations

Company policy requires that all employees, officers and directors of the Company, comply fully with both the spirit and the letter of all laws, rules and regulations.  Whenever an applicable law, rule or regulation is unclear or seems to conflict with either another law or any provision of the Code, all employees, officers and directors are urged to seek clarification from their supervisor or the Ethics Officer, the Company employee designated to handle such matters, whose contact information is set forth in Section 10 below.  The Code is in addition to, and should be read in conjunction with the Company’s existing policies, practices and procedures, including, but not limited to, the Company’s policies on securities trades, proprietary inventions, trade secrets and employee conduct/harassment.

2.             Conflicts of Interest

Every employee has a primary business responsibility to the Company and must avoid conflicts of interest.  A conflict of interest arises when an employee takes actions or enters into relationships that could possibly oppose the interests of the Company or could possibly interfere with the employee’s performance or independent judgment when carrying out his or her duties.  Conflicts of interest can also arise when an employee, officer or director of the Company, or a member or his or her family, receives improper personal benefits as a result of his or her position with the Company.  The Company strictly prohibits its employees from taking any action or entering into any relationship that creates, or even appears to create, a conflict of interest without the prior approval of a supervisor.  The Company’s principal executive officer, principal financial officer, principal accounting officer and controller must receive approval of the Board of Directors (the “Board”) or a Board committee prior to taking any action or entering into any relationship that creates, or even appears to create, a conflict of interest.

In order to avoid such conflicts, an employee may not receive any payments, compensation, or gifts, other than gifts of nominal value (initially $100) and in compliance with applicable laws, from any entity that does business or seeks to do business with the Company.  Furthermore, employees may not use Company property, information or influence or their position in the Company for personal gain.  Employees must be sensitive to other potential conflicts of interest that may arise and use their best efforts to avoid the conflict.

If an employee has any questions regarding the Company’s policy on conflicts of interest or needs assistance in avoiding a potential conflict of interest, he or she is urged to seek the advice of a supervisor or the Ethics Officer.

3.             Fair Dealing

Although the success of our Company depends on our ability to outperform our competitors, the Company is committed to achieving success by fair and ethical means.  We seek to maintain a reputation for honesty and fair dealing among our competitors and the public alike.  In light of this aim, the Company prohibits employees from engaging in any dishonest, unethical or illegal business practices.  An exhaustive list of unethical practices cannot be provided.  Instead, the Company relies on the judgment of each individual employee to avoid such practices.  Furthermore, each employee should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees.  No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair business practice.

4.             Books and Records, Accounting Controls and Disclosures

The Company requires that all its books and records be maintained accurately and with honesty.  This requires that no fund, asset, liability, revenue or expense be concealed or improperly or incompletely recorded for any purpose.  All entries must be supported by documentation adequate to permit the books and records to be verified by audit.  Proper accounting requires not only careful compliance by the Company’s accountants, but also the cooperation of all employees who are involved in keeping financial records of any type.

The Company’s accounting controls and procedures are essential to ensuring the accurate reporting of the Company’s financial information.  The Audit Committee of the Board has the responsibility of reviewing the Company’s policies and practice with respect to financial reporting.  By conducting this review, the Audit Committee of the Board helps the Company identify deficiencies in its practices so that they can be promptly corrected.  Auditors will have unrestricted access to all Company documents and records.  All employees are required to cooperate fully with internal and external audits, especially as it relates to audits of our system of internal controls, financial statements or accounting books and records.  In no case may an employee make a false or misleading statement to any internal or external auditor, withhold records, or otherwise interfere with an audit.  No employee should coerce, manipulate, mislead, or unduly influence any auditor.  An employee who has knowledge of any unreported or improperly reported financial activity must report such information to a supervisor, the Ethics Officer or to the Chairman of the Audit Committee of the Board pursuant to our Accounting, Internal Accounting Controls and Auditing Complaint Reporting Procedures.

The Company recognizes that the investment community derives information regarding the Company’s financial condition primarily from the Company’s filings with the Securities and Exchange Commission.  To promote the transparency of its financial operations, the Company has a strict policy requiring that all filings with the Securities and Exchange Commission be fair, accurate, timely and understandable.

5.             Waivers

The Company expects all employees, officers and directors to comply with the provisions of the Code.  Any waiver of the Code for executive officers or directors may be made only by the Board or a Board committee and will be promptly disclosed to the public as may be required by law and the rules of The New York Stock Exchange.  When necessary, a waiver will be accompanied by appropriate controls designed to protect the Company.

6.             Corporate Opportunities

Employees, officers and directors are prohibited from (i) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position, (ii) using corporate property, information or position for personal gain, and (iii) competing with the Company.  Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

7.             Confidentiality

All employees, officers and directors must maintain the confidentiality of information entrusted to them by the Company or its customers, except when disclosure is expressly authorized by the Ethics Officer or is legally mandated.  Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

8.             Protection and Proper Use of Company Assets

All employees, officers and directors should protect the Company’s assets and endeavor to ensure their efficient use.  Theft, carelessness and waste have a direct impact on the Company’s profitability.  All Company assets should be used for legitimate business purposes and not for personal use, other than incidental personal use, unless such use is either (i) part of a compensation or expense reimbursement program, or (ii) approved by the Ethics Officer.

9.             Gifts and Entertainment

Business gifts and entertainment are designed to build goodwill and sound working relationships among business partners.  A problem may arise if:

•                  The receipt of favors, gifts or entertainment (examples include anything of value, including meals, lodging, discounts, loans, cash, favorable terms on any product or service, services, equipment, prizes, products, transportation, use of vehicles or vacation facilities, stocks or other securities, home improvements, tickets, and gift certificates) by one of our employees would compromise, or could reasonably be viewed as compromising, that person’s ability to make objective and fair business decisions on behalf of the Company; or

•                  The offering by one of our employees of a gift or entertainment appears to be a bribe or other attempt to obtain business or any special advantage through improper means, or could reasonably be viewed as such an attempt.

Employees, officers, and directors must use good judgment to ensure there are no violation of these principles, and will use reasonable efforts to cause their immediate family members to do the same.

Cash gifts or their equivalent (e.g., gift cards or vouchers) may not be accepted under any circumstances.

The following non-cash gifts, when permitted under applicable law, are permitted under this Code:

(a)  any non-cash gift with a nominal value (generally, less than US $250.00); gifts of $250.00 or more per occasion may be appropriate depending on the context.

(b)  appropriate, customary and reasonable meals, celebratory events and entertainment at which the giver is present, such as an occasional business meal or sporting event; or

(c)  any gifts based on family or personal relationships that are not intended to influence the Company’s business.

Any questions about whether any gifts or proposed gifts are appropriate should be directed to the Company’s Ethics Officer.

10.          Compliance Resources

In some situations, an employee may be uncertain how to comply with the Code.  This uncertainty may concern the ethical nature of the employee’s own acts or the employee’s duty to report the unethical acts of another.  When determining the proper course of action, the employee should carefully analyze the situation and seek guidance from his or her supervisor, the Ethics Officer or other appropriate personnel in accordance with the following four steps:

A.                                     Gather all the facts.  Do not take any action that may violate the Code until you have gathered all the facts that are required to make a well-informed decision and, if necessary, you have consulted with your supervisor or the Ethics Officer.

B.                                     Action illegal or contrary to the Code.  If you believe that the Code has been violated by an employee, an officer or a director, you must promptly report the violation in accordance with the procedures set forth in Section 11.

C.                                    Discuss the problem with your supervisor.  It is your supervisor’s duty to assist employees in complying with the Code.  Feel free to discuss the situation with your supervisor if you have any questions.  You will suffer no retaliation for seeking such guidance.

D.                                    If necessary, seek additional resources.  The Ethics Officer will initially be our General Counsel, unless and until a successor Ethics Officer is appointed.  The Ethics Officer will be available to speak with you about problematic situations if you do not feel comfortable approaching your direct supervisor.  You may also request assistance in writing by sending a request to the Ethics Officer, c/o Bridgepoint Education, Inc., 13500 Evening Creek Drive North, Suite 600, San Diego, CA 92128.

11.          Reporting Procedures

All employees have a duty to report any violations of the Code, as well as violations of any laws, rules, or regulations.  Employees also have a duty to report any transaction or relationship that could reasonably be expected to give rise to a conflict of interest, including any potential conflict of interest which may arise with respect to an immediate family member.  If you are aware of a potential conflict of interest or if you believe that the Code has been violated by an employee, you must promptly report the violation to his or her direct supervisor or the Ethics Officer.  If a report is made to a supervisor, the supervisor must in turn report the violation to the Ethics Officer.  All violations by an officer or director of the Company must be reported directly to the Ethics Officer.  Employees may also choose to report any violations regarding record keeping, financial accounting or financial reporting to the Chairman of the Audit Committee of the Board, pursuant to the Company’s Accounting, Internal Accounting Controls and Auditing Complaint Reporting Procedures.

Reports may be made in person, by e-mail, by telephone or in writing by sending a description of the violation and the names of the parties involved to the appropriate personnel mentioned in the preceding paragraph.  Reports to the Ethics Officer may be sent to the following address: Bridgepoint Education, Inc., 13500 Evening Creek Drive North, Suite 600, San Diego, CA 92128.  Reports to the Audit Committee of the Board should be submitted to the Chairman of the Audit Committee of the Board at the same street address.

When reporting a violation, you may choose to remain anonymous.  However, if you make an anonymous report, you should create and preserve your own record of this report in order to be able to demonstrate your compliance with the requirement of reporting violations.  Generally speaking, every effort will be made to maintain the confidentiality of reports of potential violations.  However, there may be a point where the identity of the reporting employee may become known or may have to be revealed in the course of the investigation or to take corrective action.

The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.  Any employee who attempts to or encourages others to retaliate against an individual who has reported a violation will be subject to disciplinary action.

12.          Disciplinary Action

The Company has implemented the following disciplinary policies to ensure that prompt and consistent actions are taken in response to violations of the Code:

A.                                     Range of Penalties.  All violations of the Code will be treated seriously and will result in the prompt imposition of penalties which may include (1) an oral or written warning, (2) a reprimand, (3) suspension, and/or (4) termination.  Violations will also be reported to the appropriate regulatory agencies or other authorities.

B.                                     Disciplinary Process.  The penalty for a particular violation will be decided on a case-by-case basis and will depend on the nature and severity of the violation as well as the employee’s history of non-compliance and cooperation in the disciplinary process.  Significant penalties will be imposed for violations resulting from intentional or reckless behavior.  Penalties may also be imposed when an employee fails to report a violation due to the employee’s indifference, deliberate ignorance or reckless conduct.  Where there is credible evidence of a violation, the Ethics Officer will determine the appropriate sanction with the assistance of the Audit Committee of the Board.

13.          Dissemination and Amendment

The Code shall be distributed to each new employee, officer and director of the Company upon commencement of his or her employment or other relationship with the Company and shall also be distributed annually to each employee, officer and director of the Company, and each employee, officer and director shall sign an acknowledgment that he or she has received, read and understood the Code and will comply with its terms.

The Company reserves the right to amend, alter or terminate the Code at any time for any reason.  The most current version of the Code can be obtained from the Company’s Ethics Officer.

This document is not an employment contract between the Company and any of its employees, officers or directors.

Receipt and Acknowledgment

Code of Ethics of Bridgepoint Education, Inc.

The undersigned has received and carefully read a copy of the Code of Ethics of Bridgepoint Education, Inc. and understands the rules and procedures described therein and the importance of compliance therewith.  The undersigned hereby agrees to comply with the terms of the Codes of Ethics.

Signature

Print Name

Date

EACH EMPLOYEE, OFFICER AND DIRECTOR IS REQUIRED TO SIGN, DATE AND RETURN THIS ACKNOWLEDGMENT TO THE HUMAN RESOURCES DEPARTMENT WITHIN 30 DAYS OF ISSUANCE.  FAILURE TO DO SO MAY RESULT IN DISCIPLINARY ACTION.